Exhibit 99.1

NEWS RELEASE

Date:	February 25, 2010

Contact:	Dave Mossberg
Three Part Advisors, LLC
817-310-0051

XETA Technologies, Inc. Reports First Quarter Financial Results

•                  1Q10 Revenue increased 24% to $23.0 million vs. 1Q09 revenue of $18.6 million

•                  1Q10 GAAP EPS: $0.06 vs. 1Q09 GAAP EPS $0.00

XETA Technologies, Inc. (Nasdaq: XETA) today reported earnings of $633,000, or $0.06 per diluted share, on revenue of $23.0 million for the first fiscal quarter ended January 31, 2010.  This compares to earnings of $2,000, or $0.00 per diluted share, on revenue of $18.6 million for the first fiscal quarter ended January 31, 2009.  During the first quarter of FY09, the Company estimated and recorded a $350,000 reserve related to unpaid receivables due from Nortel Networks, Inc.  Excluding this reserve, net income during the quarter ended January 31, 2009 was $218,000, or $0.02 per diluted share.

Line of Business	1Q10	1Q09	% Change
Maintenance & Repair	8,218	6,980	18%
Design & Implementation	3,042	2,181	39%
Cabling	857	832	3%
Total Services	12,117	9,993	21%
Commercial	10,039	6,297	59%
Hospitality	828	2,289	-64%
Total Systems	10,867	8,586	27%
Other Revenue	60	1	nmf
Total Revenue	23,044	18,580	24%

Total revenue increased 24% during the first quarter of fiscal 2010 primarily due to an increase in demand for commercial systems and services revenue.  Commenting on revenue trends, Greg Forrest, CEO and President said, “We announced long-term service contracts with over $7 million in annual revenue last year, and our first quarter’s results are indicative of the ramp in these contracts.  Services revenue increased by 21 percent to $12.1 million, which is the highest quarterly level in the Company’s history.  Benefiting from an improved environment for communications equipment spending and end-of-year budget spending, commercial systems sales were also strong during the first quarter and exceeded our expectations.  While we are cautiously optimistic about our ability to grow systems sales during the remainder of the fiscal year, our hospitality vertical faces strong headwinds and the timing of orders could make our systems sales growth uneven in the coming quarters.”

Gross Margin Table

	1Q10	1Q09
Line of Business	Gross Margin	Gross Margin	Change
Services	32.1%	30.1%	+ 200 basis points
Systems	25.7%	26.1%	- 40 basis points
Overall Gross Margin	27.5%	25.9%	+ 160 basis points

During the first quarter of FY10, gross margin was 27.5 percent of revenue versus 25.9 percent during the first quarter of FY09.  “Our systems gross margin remained above our targeted levels, as we continued to focus on business where we compete based on our differentiated offering, instead of price,” Mr. Forrest commented.  “Our services margins were within our targeted range due to improved operating efficiencies and utilization.  Services margin also benefited from increased sales of high-value-added professional services, such as advanced design and consulting.”

Operating expenses during the first quarter of FY10 increased to $5.3 million, or 23.1 percent of sales, compared to $4.8 million, during the first quarter of FY09.  Excluding non-cash charges, operating expenses during the first quarter of FY09 were $4.4 million, or 23.8 percent of sales.  “While operating expenses as a percentage of sales remain above our targeted levels, we showed 70 basis points of improvement as sales growth outpaced the expense increase.” said Mr. Forrest.

“Additionally, we were able to grow revenue by 24% without a significant change in working capital.  As a result, during the first quarter we generated $2.1 million in operating cash flow, repaid the remaining balance on our mortgage and increased our cash balance to $5.4 million,” said Mr. Forrest. “Given the improving environment for communications equipment spending and the momentum we are building with our wholesale partners, we are confident that our current strategies—to continue investing in the business during the downturn, to focus on operational excellence, and to grow our value-added and recurring revenue services business—have positioned us well to outpace the growth of the overall market.”

The Company will host a conference call and webcast to discuss these results at 5:00 p.m. EST, 4:00 p.m. CST on Thursday, February 25, 2010.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the Investor Relations section of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended January 31,
		2010	2009
		(Unaudited)
Sales	Services	$12,117	$9,993
	Systems	10,867	8,586
	Other	60	1
	Total	23,044	18,580

Cost of Sales	Services	8,231	6,984
	Systems	8,077	6,342
	Other	397	448
	Total	16,705	13,774

Gross Profit		6,339	4,806

Gross Profit Margin		28%	26%

Operating Expense
Selling, General and Administrative		5,125	4,456
Amortization		187	322
Total Operating Expenses		5,312	4,778

Income from Operations		1,027	28

Interest Expense		(6)	(30)
Interest and Other Income		21	11
Total Interest and Other Income (Expense)		15	(19)

Income Before Provision for Income Taxes		1,042	9
Provision for Income Taxes		409	7
Net Income after Tax		$633	$2

Basic Earnings Per Share		$0.06	$0.00
Diluted Earnings Per Share		$0.06	$0.00
Wt. Avg. Common Shares Outstanding		10,237	10,222
Wt. Avg. Common Equivalent Shares		10,277	10,222

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			January 31, 2010	October 31, 2009
Assets	Current	Cash and Cash Equivalents	$5,409	$4,732
		Receivables (net)	13,648	13,832
		Inventories (net)	4,919	5,036
		Other	4,146	3,704
		Subtotal	28,122	27,304

	Non-Current	PPE (net)	6,616	6,826
		Goodwill & Intangibles (net)	12,532	12,603
		Noncurrent Deferred Tax Asset	311	739
		Other	349	336
		Subtotal	19,808	20,504

	Total Assets		$47,930	$47,808

Liabilities	Current	Revolving Line of Credit	$—	$—
		Notes Payable	—	1,183
		Accounts Payable	6,091	5,785
		Accrued Liabilities	4,045	3,599
		Unearned Revenue	5,060	5,195
		Subtotal	15,196	15,762

	Non-Current	Other	264	287
		Subtotal	264	287

	Total Liabilities		15,460	16,049

Equity			$32,470	$31,759

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA(1) to Net Income	Quarter Ending January 31,
	2010	2009

Net Income	$633	$2
Interest	6	30
Provision for Income Taxes	409	7
Depreciation	286	225
Amortization	187	322
EBITDA(1)	$1,521	$586

(The information is presented in thousands.)

1The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending January 31,
	2010	2009

Net Income as Reported	$633	$2
Reserve for Bad Debt (Net of Tax)	—	216
Non-GAAP net income	$633	$218

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending January 31,
	2010	2009

EPS, Diluted - as Reported	$0.06	$0.00
EPS Impact of Reserve for Bad Debt, Net of Tax	—	0.02
EPS, Diluted - Non-GAAP	$0.06	$0.02

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About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the outlook for growth and the pace of such growth. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S.  economy and its impact on capital spending in the Company’s markets; reduced availability of credit;  the  Nortel Networks bankruptcy filing  and the impact that such action will continue to have on the Company’s Nortel products and services offering; unpredictable quarter to quarter revenues;  changes in Avaya’s strategies regarding the provision of equipment and services to its customers, and in its policies regarding the availability of tier IV hardware and software support; continuing success of our Mitel product  and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.